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                                                                    EXHIBIT 7(e)

                              LIBERTY DIGITAL, INC.
                             12312 W. OLYMPIC BLVD.
                          LOS ANGELES, CALIFORNIA 90064



                                                              October 23, 1999

America Online, Inc.
News America Incorporated
Time Warner Inc.
General Instrument Corporation


Dear Sir:


      Each of America Online, Inc. ("AOL"), News America Incorporated ("News"), Time Warner Inc. ("TWI"), Liberty Digital, Inc. ("LDI") and General Instrument Corporation ("GI") (each, a "PARENT") has agreed to purchase (either individually or through a wholly owned subsidiary) shares of C-1 Convertible Preference Shares and Warrants to purchase A Ordinary Shares of OpenTV Corp., a British Virgin Islands company (the "COMPANY"), pursuant to that certain C-1 Convertible Preference Shares and Warrant Purchase Agreement (the "PURCHASE AGREEMENT") among the Investors, affiliates of MIH (BVI) Limited and Sun Microsystems, Inc., and the Company. The agreements contained in this letter and in the attached term sheet (collectively, this "LETTER AGREEMENT") shall become effective upon the purchase and sale to all of the Investors of the Convertible Preference Shares and Warrants to be acquired by the Investors pursuant to the Purchase Agreement, and shall apply to each Parent for so long as such Parent or a Subsidiary of such Parent owns any Investor Securities (as defined below). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Investors Rights Agreement (as defined in the Purchase Agreement).

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      The parties intend that the covenants and agreements set forth in this
Letter Agreement will be superseded by a definitive stockholders' agreement (the "DEFINITIVE AGREEMENT") that will contain provisions incorporating and expanding upon the terms, conditions and agreements set forth in this Letter Agreement, together with other provisions which may be customary in the case of transactions of the type described in this Letter Agreement, and such other provisions as are reasonable or appropriate in the context of the transactions contemplated by this Letter Agreement. Notwithstanding the foregoing, the parties expressly acknowledge and agree that this Letter Agreement constitutes a binding agreement among them until the Definitive Agreement is executed and delivered and, if the Definitive Agreement is not executed and delivered on or before the 60th day following the Closing under the Purchase Agreement, then this Letter Agreement shall be deemed to constitute the Definitive Agreement. Each Parent agrees to negotiate in good faith and use its commercially reasonable efforts to enter into the Definitive Agreement.

      Each party represents to each other party that this Letter Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, and is enforceable against such party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights of creditors generally and by general principles of equity.

      This Letter Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Letter Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its conflicts of law rules. The parties agree that irreparable damage will occur


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if any provision of this Letter Agreement is not performed in accordance with its terms, and that the parties shall be entitled to specific performance of the terms of this Letter Agreement in addition to any other remedy at law or in equity.

      Each Parent agrees that it shall cause its Investor to require any Permitted Transferee to which such Investor Transfers Equity Securities to execute and deliver an instrument reasonably acceptable to the other parties pursuant to which such Permitted Transferee agrees to perform the Investor's obligations hereunder (but such Permitted Transferee shall not become entitled to exercise any of the transferor Investor's rights hereunder unless such Investor ceases to beneficially own any Investor Securities); PROVIDED, HOWEVER, that (i) if its rights hereunder are so assigned by an Investor to a Permitted Transferee, such assignment shall be effective only for so long as such Permitted Transferee remains a Subsidiary of a Parent and (ii) no such assignment shall release an Investor from its obligations hereunder until, and such Investor shall continue to be the "Investor" hereunder so long as, it beneficially owns any Investor Securities. Notwithstanding the foregoing, no transferee of an Investor, other than a Permitted Transferee, shall be required to become a party to or bound by this Letter Agreement.



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      If this Letter Agreement is in accordance with your understanding please indicate your agreement by signing below. When signed by all of the Parents, this Letter Agreement will constitute a binding agreement among us.

                                         Sincerely,

                                         LIBERTY DIGITAL, INC.


                                         By:_________________________________
                                         Name:
                                         Title:
Accepted and Agreed:

AMERICA ONLINE, INC.


By:___________________________________
Name:
Title:


TIME WARNER INC.


By:___________________________________
Name:
Title:


NEWS AMERICA INCORPORATED


By:___________________________________
Name:
Title:


GENERAL INSTRUMENT CORPORATION


By:___________________________________
Name:
Title:


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                                   TERM SHEET

      1. VOTING GENERALLY. Except as otherwise expressly provided herein or in the Investors Rights Agreement, each Investor shall be entitled to vote all voting securities of the Company beneficially owned by it as such Investor shall determine in its sole discretion. Each Investor Designee (as defined below) representing the Investors shall, to the extent practicable, respond to requests from Investors concerning matters to be presented to the Board (of which he or she has knowledge); PROVIDED, that such Investor Designee shall act and vote upon matters presented to the Board as such Investor Designee shall determine, consistent with such person's fiduciary duties to stockholders of the Company.

      2.    DIRECTOR DESIGNEES.

            (a) Pursuant to the Investor Agreement, the Investors hereby designate Craig Enenstein of LDI and Peter Smith of News as their initial representatives (each, an "INVESTOR DESIGNEE") on the Company's Board of Directors (the "BOARD"). All Investor Designees shall be directors or senior executives of the Parent of an Eligible Investor or a subsidiary or division of the Parent of an Eligible Investor.

            (b) Each Investor Designee shall serve as a member of the Board for the term specified in the Company's Bylaws and until his or her successor is selected and qualified. Upon the occurrence of any vacancy on the Board which the Investors are entitled to fill (in accordance with the Investors Rights Agreement), the Investors, acting by a Majority Vote (as defined below), shall select a successor to fill such vacancy; PROVIDED, that (x) no Parent which

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beneficially owns less than 66-2/3% of the outstanding Investor Securities will be entitled to designate (or cause to be designated) more than one Investor Designee and (y) no Parent who is, or whose Investor is, in breach of this Letter Agreement shall be entitled to designate an Investor Designee. Such successor Investor Designee shall be nominated for election to the Board by the Investors in accordance with the Investors Rights Agreement. As used herein, (i) "ELIGIBLE INVESTOR" shall mean an Investor which, together with its Permitted Transferees, beneficially owns at least 50% of the Investor Securities held by it immediately following the Closing, (ii) "MAJORITY VOTE" means the approval of Investors (or Permitted Transferees) holding a majority of the outstanding Investor Securities (without regard to the voting power attributable to such shares) and (iii) "INVESTOR SECURITIES" means, without duplication, (x) the Convertible Preference Shares issued to the Investors at the Closing and any Shares issued upon conversion thereof and (y) the Warrants sold to the Investors at the Closing (excluding the warrants proposed to be issued to GI other than pursuant to the Purchase Agreement) and the Class A Shares issued upon the exercise of such Warrants. The Investor Securities owned by a particular Investor and its Permitted Transferees shall include only those Equity Securities of the Company acquired by such Investor at the Closing or those Equity Securities which such Investor (or its Permitted Transferees or its Parent) acquires from another Investor (or such Investor's Permitted Transferee) (provided that the Equity Securities so acquired were Investor Securities when owned by such transferor) or from OTVH or SSI pursuant to the exchange right provided in Section 21 of the Investors Rights Agreement. By way of example and not in limitation of the foregoing, Equity Securities acquired by an Investor from OTVH pursuant to Section 19, or from the Company pursuant to Section 18, of the Investor Rights Agreement, or in a market transaction following the initial Public Offering, shall not be Investor Securities. To the extent


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any Equity Securities are Transferred to a Person which is not a Permitted
Transferee of an Investor, such Investor Securities shall be deemed not to be outstanding for purposes of this Letter Agreement. The term "outstanding Investor Securities" shall include Shares which are outstanding as well as Shares issuable upon exercise of the Warrant.

            (c) The Investors agree that, (i) so long as (x) News beneficially owns all of its Originally Issued Amount and (y) neither News nor its Investor is in material breach of this Agreement and (ii) so long as the Investors are entitled to appoint one or more Investor Designees, News shall be entitled to specify one of the Investor Designees. The parties agree that unless News is the only remaining Eligible Investor or News has acquired beneficial ownership of 66 2/3% or more of the outstanding Investor Securities, News shall not be entitled to designate more than one Investor Designee.

            (d) In the event (i) an Investor which has designated an Investor Designee either (x) ceases to be an Eligible Investor or (y) is determined, or whose Parent is determined, to be in material breach of this Letter Agreement, or (ii) if requested by (x) the Investor which designated an Investor Designee or (y) Investors beneficially owning at least 50% of the outstanding Investor Securities, the Investors agree to use their reasonable best efforts to cause the Investor Designee in question to resign from the Board or be removed as a director. In the event News requests the removal of its Investor Designee, News shall, so long as it is entitled to specify an Investor Designee pursuant to the first sentence of paragraph 2(c) above, be entitled to designate such Investor Designee's successor. So long as News is entitled to specify an Investor Designee pursuant to the first sentence of paragraph 2(c) above, such Investor Designee shall not be removed by the Investors unless such removal is consented to by News (in which case News shall be entitled to select a successor to such Investor Designee). In the event the Investor


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Designee of another Investor resigns or is to be removed, the replacement shall be a person selected by a Majority Vote of the Investors.

      3.    EXERCISE OF INVESTOR RIGHTS.

            (a) In connection with the exercise of their approval rights over Specified Corporate Actions as provided in the Investors Rights Agreement (the "INVESTOR RIGHTS"), the Investors, by action of a Majority Vote, will from time to time appoint one Eligible Investor to act as the Representative. Such Representative shall continue as such until it resigns or the Investors, by a Majority Vote, determine to replace it. The parties agree that the initial Representative will be LDIG OTV, Inc.

            (b) The Representative, upon being contacted by the Company in accordance with Section 17 of the Investors Rights Agreement concerning any proposed Specified Corporate Action, shall in turn contact each of the other Investors as promptly as practicable and shall describe in reasonable detail the Specified Corporate Action proposed to be taken and the date by which notice must be received by the Company regarding the exercise of the Investor Rights with respect to the proposed Specified Corporate Action (the "NOTICE DATE") (based upon information provided to it by the Company) and forward to each other Investor any written materials delivered to it by the Company in connection with such proposal, and shall solicit from each Investor such Investor's determination as to whether or not to approve the proposed Specified Corporate Action.

            (c) Unless Investors beneficially owning (as of the close of business on the second day preceding the Notice Date (such day, the "RECORD DATE")) 60% or more of the outstanding Investor Securities as of the Record Date duly notify the Representative on or before


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the Record Date that they approve the proposed Specified Corporate Action, the
Investors shall be deemed to have exercised the Investor Rights and objected to (and not approved) such Specified Corporate Action, and the Representative shall deliver promptly (but in any event prior to the Notice Date) written notice of such objection and the exercise of the Investor Rights to the Company and each Investor. Investors which do not notify the Representative prior to the Record Date of their consent or approval of such proposed Specified Corporate Action are hereinafter referred to as "DISSENTING INVESTORS".

            (d)   The parties hereto acknowledge and agree that:

                  (i) the Representative shall only have the duties and responsibilities specified herein and no others;

                  (ii) the Representative shall be entitled to rely upon written and oral communications received by it from the Company and the Investors which it reasonably believes to be genuine and to take actions based upon such communications; and

                  (iii) the Representative shall not be liable for actions taken or omitted to be taken by it in good faith in accordance with this Letter Agreement, unless it shall have been grossly negligent or been guilty of intentional misconduct in connection with the performance of its duties hereunder.

            (e) In the event that the Representative, any Investor or any officer, director, employee, affiliate or controlling person of any Investor, or any Investor Designee (each, an "INDEMNIFIED PERSON") becomes subject to any action, claim, damage or liability arising out of or relating to any exercise of the Investor Rights in accordance with the provisions of this


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Paragraph 3 then, to the extent that such action, claim, damage or liability
(including any related legal or other fees and expenses incurred by or on behalf of an Indemnified Person in connection with the investigation and defense thereof) is or are not, in whole or in part, reimbursed or paid by the Company or by any insurance or indemnity policy maintained by the Company for the benefit of the Company's directors, officers or controlling persons (any such remaining unpaid or unreimbursable amounts described by this sentence being referred to collectively as "LOSSES"), then the Dissenting Investors shall indemnify and hold harmless, severally and not jointly, each Indemnified Person from and against any such Losses; PROVIDED, HOWEVER, that no Dissenting Investor shall be required to indemnify any Indemnified Person for any settlement or compromise relating to any Losses unless such settlement or compromise is consented to in writing by the Dissenting Investor. The indemnification obligation of each Dissenting Investor shall be several and not joint with other Dissenting Investors. A Dissenting Investor's maximum indemnity obligation hereunder shall be the product of (x) the amount of Losses and (y) a fraction, the numerator of which is the number of Investor Securities beneficially owned by such Dissenting Investor as of the Record Date and the denominator of which is the number of Investor Securities beneficially owned by all Dissenting Investors as of the Record Date.





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